Exhibit 23.1

                       PLS CPA, A PROFESSIONAL CORPORATION
            * 4725 MERCURY ST. #210 * SAN DIEGO * CALIFORNIA 91114 *
       TELEPHONE (858)722-5953 * FAX (858) 741 -0341 * FAX (858) 433-2979
                         * E-MAIL changgpark@gmail.com *



          REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD

June 15, 2012

To Whom It May Concern:

The firm of PLS CPA, A Professional Corp. consents to the inclusion of our report of August 24, 2011 on the audited financial statements of Lisboa Leisure, Inc. as of May 31, 2011 and 2010 in the Form S-1/A, Amendment #7, filed by Lisboa Leisure, Inc. with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/PLS CPA
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PLS CPA, A Professional Corp.
San Diego, CA 92111